Exhibit 99.1
Sabine Royalty Trust
News Release
SABINE ROYALTY TRUST ANNOUNCES
MONTHLY CASH DISTRIBUTION FOR JANUARY
     Dallas, Texas, January 5, 2011 — Sabine Royalty Trust (NYSE: SBR), today declared a cash distribution to the holders of its units of beneficial interest of $0.31296 per unit, payable on January 31, 2011, to unit holders of record on January 18, 2011. Sabine’s cash distribution history, current and prior year financial reports, a link to filings made with the Securities and Exchange Commission and more can be found on its website at http://www.sbr-sabineroyalty.com/.
     This distribution reflects primarily the oil production for October 2010 and the gas production for September 2010. Preliminary production volumes are approximately 38,228 barrels of oil and 595,530 Mcf of gas. Preliminary average prices are approximately $77.58 per barrel of oil and $3.90 per Mcf of gas. The table below compares this month’s production and prices to the previous month’s:

	Net to Trust Sales
	Volumes		Average Price
	Oil	Gas	Oil	Gas
	(bbls)	(Mcf)	(per bbl)	(per Mcf)
Current Month	38,228	595,530	$77.58	$3.90

Prior Month	40,000	694,704	$74.64	$3.94
     Revenues are only posted and distributed when they are received. Most energy companies normally issue payment of royalties on or about the 25th of every month, and depending on mail delivery, a varying amount of royalties are not received until after the revenue posting on the last business day of the month. The revenues received after that date will be posted within 30 days of receipt.
     Due to the timing of the end of the month of December, approximately $50,000 of revenue received will be posted in the following month of January in addition to normal receipts during January. Since the close of business in December and prior to this press release, approximately $833,000 in revenue has been received.
     Approximately $130,000 for 2010 Ad Valorem taxes was deducted from this month’s distribution as compared to $272,000 for 2009. These payments are normal expenditures at this time of year.
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Contact:	Ron E. Hooper Senior Vice President U.S. Trust, Bank of America Private Wealth Management, Trustee Toll Free Number: 1.800.365.6541